EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:	Tammy Roberts Myers
Sept. 26, 2006		(614) 492-4954
Bob Evans Farms, Inc. Chairman Robert E.H. Rabold Dies Unexpectedly
COLUMBUS, Ohio – Bob Evans Farms, Inc. (NASDAQ: BOBE) Chairman of the Board Robert E.H. Rabold, 67, died unexpectedly yesterday of a heart attack.
     “We are terribly saddened by the loss of Bob,” said Steve Davis, chief executive officer. “On a personal note, Bob has been a great mentor and friend to me, and he was very involved in me joining the company earlier this year ... I will personally miss him. Our condolences go out to the Rabold family.”
     Rabold served on the board of directors for Bob Evans Farms, Inc. since 1994 and was named the first non-executive chairman in 2005. During his tenure as chairman, the company’s profitability improved, the stock price rebounded and a new chief executive officer was named. Rabold retired as chairman of Columbus-based Motorists Mutual Insurance Co. in 2001.
     The Bob Evans Farms, Inc. board of directors will be meeting as soon as possible in a special session to appoint Rabold’s successor as chairman.
     Bob Evans Farms, Inc. owns and operates 588 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 104 Mimi’s Café casual restaurants located in 17 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.